Exhibit 99
[GRAPHIC OMITTED][GRAPHIC OMITTED]

2012 was a great year for First Mid-Illinois Bancshares, Inc. We had solid financial performance, strengthened our balance sheet with increases in capital and reserves and reduced our level of non-performing assets. Moreover, we enhanced shareholder value with an increase in dividends and a higher book value per share. Net income for 2012 was $14,025,000 compared to $11,372,000 for 2011, and diluted earnings per share increased to $1.62 per share compared to $1.29 for 2011. Our consolidated capital ratios remain strong when compared to peer banks with our Tier 1 Capital ratio reaching 14.51% at December 31, 2012. Also, book value per share increased to $17.53 on December 31, 2012 compared to $16.18 on December 31, 2011.

The growth in net income was the result of growth in the balance sheet (loans, investments and deposits), a reduction in credit costs due to improvement in our level of non-performing assets, growth in mortgage banking revenue, and more income from security transactions. Despite the sluggish economic environment in 2012, we increased commercial and agricultural real estate loan balances with total loans increasing to $911 million on December 31, 2012 from $860 million at last year end. Also, investment balances increased by $29 million over the same period. Deposit balances increased by $103 million to $1.27 billion at December 31, 2012 reflecting growth in core relationships as both checking and savings account balances increased. The growth in the balance sheet led to net interest income increasing to $49.6 million in 2012 from $48.3 million in 2011. The 2012 net interest margin remained essentially the same as last year at 3.51% on a tax-equivalent basis. The flat yield curve and historically low level of interest rates continues to create an environment that stresses bank profitability. This is primarily because it reduces the spread between the yields we can obtain on earning assets and the rates we pay on deposits and other liabilities. So, we were pleased with our growth and steady net interest margin in 2012.

As I mentioned previously, our credit costs were lower in 2012. This includes the provision for loan losses which was $2.6 million in 2012 compared to $3.1 million last year. Our non-performing loans and other real estate owned declined to $8.8 million at December 31, 2012 compared to $12.0 million at last year-end. Net loan charge-offs amounted to $2.0 million in 2012 which is down from $2.4 million in 2011. The improvement in these metrics allowed us to reduce the provision for loan losses. We continue to have a strong coverage ratio, which is the allowance for loan losses to the level of non-accrual loans, of 156%.

Non-interest income also increased in 2012 with total non-interest income of $18.3 million compared to $15.8 million in 2011. The record low level of interest rates led to greater mortgage refinance activity in 2012 and an increase mortgage fee income. During 2012, we originated $136 million in mortgage loans that produced $1.5 million in mortgage banking revenue compared to $.8 million last year. Income from security transactions also increased in 2012. We recorded more gains on the sale of securities and did not incur any impairment charges on the trust preferred securities we own primarily because the level of community bank defaults has slowed. Revenues from our trust and brokerage operations also increased during 2012.

Our 2012 financial performance resulted in an increase in book value per share. In addition, we increased our dividends paid per share to $.63 in 2012 compared to $.38 paid per share in 2011. Due to the uncertainty that existed in 2012 regarding future tax rates, the Board of Directors elected to move the dividend that would have normally been paid January 2013 to December 2012. The tax rate on dividend income did increase for 2013. We anticipate resuming our semi-annual dividend in 2013 with dividends expected to be paid in June and December.

In previous communications I have detailed our progress on Excellence 2015. This project has as its core objective broad based initiatives that will benefit all of our stakeholders before April 2015, the 150th anniversary of First Mid-Illinois Bank & Trust, N.A. The project was reviewed during the quarter and we finalized plans to roll-out new deposit products, invest in technology that will drive future efficiencies and revenues, and implement programs that will bring greater focus on our customers in 2013. We also meet quarterly with managers in each of our regions to review our progress in developing new and expanded relationships across our business lines and are pleased with the initial results.

As we think about 2013, we see both challenges and opportunities. The primary challenges are that businesses and individuals remain cautious about the future and therefore are slow to invest and borrow, that interest rates are expected to remain quite low for perhaps another two years, that regulatory oversight and costs associated with regulatory compliance will continue to increase and that rates on all forms of taxes are likely to remain high and could increase from their current levels. The primary opportunities are that the overall economy is slowly improving, the agricultural sector is robust, the housing sector is improving and real estate prices have stabilized. Moreover, our balance sheet is strong, First Mid’s reputation is excellent and we have an outstanding team of managers and Board members who have the capacity to manage what is manageable and adapt to what is not manageable. So, on balance, I remain quite optimistic about our future in 2013 and beyond.

Thank you for your loyalty and for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,
William S. Rowland

Chairman and Chief Executive Officer

January 25, 2013

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	Dec 31	Dec 31
	2012	2011

Assets
Cash and due from banks	$38,110	$43,356
Federal funds sold and other interest-bearing deposits	44,602	29,746
Certificates of deposit investments	6,665	13,231
Investment securities:
Available-for-sale, at fair value	508,309	478,916
Held-to-maturity, at amortized cost (estimated FV of $0 at
Dec 31, 2012 and $51 at Dec 31, 2011, respectively)	—	51
Loans	911,065	860,074
Less allowance for loan losses	(11,776)	(11,120)
Net loans	899,289	848,954
Premises and equipment, net	29,670	30,717
Goodwill, net	25,753	25,753
Intangible assets, net	3,161	3,934
Other assets	22,473	26,298
Total assets	$1,578,032	$1,500,956

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$263,838	$198,962
Interest bearing	1,010,227	971,772
Total deposits	1,274,065	1,170,734
Repurchase agreements with customers	113,484	132,380
Other borrowings	5,000	28,000
Junior subordinated debentures	20,620	20,620
Other liabilities	8,176	8,255
Total liabilities	1,421,345	1,359,989
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares;
issued 10,427 shares in 2012 and 8,777 shares in 2011)	52,035	43,785
Common stock ($4 par value; authorized 18,000,000 shares;
issued 7,682,535 shares in 2012 and 7,553,094 shares in 2011)	30,730	30,212
Additional paid-in capital	31,685	29,368
Retained earnings	78,986	71,739
Deferred compensation	2,953	2,904
Accumulated other comprehensive income (loss)	4,544	3,148
Treasury stock at cost, 1,711,646 shares in 2012 and
and 1,546,529 in 2011	(44,246)	(40,189)
Total stockholders’ equity	156,687	140,967
Total liabilities and stockholders’ equity	$1,578,032	$1,500,956

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
For the period ended December 31,	2012	2011

Interest income:
Interest and fees on loans	$43,949	$45,399
Interest on investment securities	11,684	11,013
Interest on certificates of deposit	57	78
Interest on federal funds sold & other deposits	77	282
Total interest income	55,767	56,772
Interest expense:
Interest on deposits	4,843	6,725
Interest on repurchase agreements with customers	117	172
Interest on other borrowings	634	837
Interest on subordinated debt	563	770
Total interest expense	6,157	8,504
Net interest income	49,610	48,268
Provision for loan losses	2,647	3,101
Net interest income after provision for loan losses	46,963	45,167
Non-interest income:
Trust revenues	3,330	3,030
Brokerage commissions	688	650
Insurance commissions	1,813	1,786
Services charges	4,808	4,817
Securities gains (losses), net	934	486
Impairment losses on securities	127	(886)
Mortgage banking revenues	1,509	788
ATM / debit card revenue	3,554	3,483
Other	1,547	1,633
Total non-interest income	18,310	15,787
Non-interest expense:
Salaries and employee benefits	23,433	22,247
Net occupancy and equipment expense	8,088	7,960
FDIC insurance	875	1,167
Amortization of intangible assets	773	1,134
Legal and professional expense	2,093	2,070
Other	7,576	8,475
Total non-interest expense	42,838	43,053
Income before income taxes	22,435	17,901
Income taxes	8,410	6,529
Net income	$14,025	$11,372

Per Share Information
For the period ended December 31,	2012	2011
Basic earnings per common share	$1.62	$1.29
Diluted earnings per common share	$1.62	$1.29
Dividends paid per common share	$0.63	$0.38
Book value per share at Dec 31	$17.53	$16.18
OTCBB market price of stock at Dec 31	$22.75	$18.45

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)
For the period ended December 31,	2012	2011

Balance at beginning of period	$140,967	$112,265
Net income	14,025	11,372
Dividends on preferred stock and common stock	(6,778)	(5,989)
Issuance of preferred and common stock	10,885	20,446
Purchase of treasury stock	(3,912)	(2,385)
Deferred compensation and other adjustments	104	44
Changes in accumulated other comprehensive income	1,396	5,214
Balance at end of period	$156,687	$140,967

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements	2012	2011
For the period ended December 31,

Leverage ratio	9.66%	8.99%
Tier 1 capital to risk-weighted assets	14.51%	13.37%
Total capital to risk-weighted assets	15.65%	14.48%